EXHIBIT 10.2

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT, dated as of September 6, 2022 (the “Agreement”), between Sitio Royalties Corp., a Delaware corporation (“Parent”), KMF DPM HoldCo, LLC (“KMF”), Chambers DPM HoldCo, LLC (“Chambers”, and together with KMF, collectively, the “Holders”), and Brigham Minerals, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent and the Company have entered into an Agreement and Plan of Merger dated as of September 6, 2022 (as the same may be amended or supplemented from time to time, the “Merger Agreement”), providing for, among other things, ((i) the merger of a wholly owned subsidiary corporation of Snapper Merger Sub I, Inc., a wholly owned subsidiary of Parent (“New Topco”), with and into Parent (the “Parent Merger”), (iii) simultaneously with the Parent Merger, the merger of a wholly owned subsidiary of New Topco with and into the Company (the “Company Merger”), and (iv) immediately following the Parent Merger and the Company Merger, the merger of a wholly owned subsidiary limited liability company of Opco LP with and into Opco LLC;

WHEREAS, the Holders are the Beneficial Owners of an aggregate 36,495,520 shares of Class C common stock, par value $0.0001 per share, of Parent (“Parent Class C Common Stock” and, together with the Class A common stock, par value $0.0001 per share, of Parent (“Parent Class A Common Stock”), “Parent Common Stock”) (such shares of Parent Common Stock, the “Shares”) and 36,495,520 units representing limited partner interests in Opco LP (the “Opco LP Units”) (such Opco LP Units, together with the Shares, the “Securities”);

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and an inducement to Parent and the Company entering into the Merger Agreement, each Holder is entering into this Agreement with respect to the respective Securities;

WHEREAS, Parent and the Company desire that each Holder agree, and each Holder is willing to agree, subject to the limitations herein, not to Transfer any of its Securities and to vote its Securities in a manner so as to facilitate consummation of the Mergers and the other transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

GENERAL

1.1 Definitions. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

“Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.

“Transfer” means (a) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other similar transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any Securities owned by applicable Holder (whether beneficially or of record), including in each case through the Transfer of any Person or any interest in any Person, (b) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

ARTICLE II

AGREEMENT TO RETAIN SECURITIES

2.1 Transfer and Encumbrance of Securities.

(a) Until the Termination Date (the “Lock-Up Period”), subject to the exceptions set forth herein, each Holder shall not, with respect to any Securities Beneficially Owned by such Holder, Transfer any such Securities. During the Lock-Up Period, each Holder shall not, with respect to any Securities Beneficially Owned by such Holder (A) deposit any such Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Securities or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto or (B) take any action that would make any representation or warranty of such Holder contained herein untrue or incorrect or have the effect of preventing or disabling such Holder from performing its obligations under the Agreement.

(b) The restrictions set forth in Section 2.1(a), shall not apply to:

(i) in the case of an entity, Transfers to a stockholder, partner, member or affiliate of such entity;

(ii) in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii) in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv) in the case of an individual, Transfers pursuant to a qualified domestic relations order;

(v) in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(vi) Transfers to the Company associated with (a) net withholding to satisfy tax withholding obligations or (b) net exercise to satisfy exercise price obligations, in each case, for equity-based awards pursuant to the Company’s equity incentive plans or arrangements; or

(vii) any Transfers made by a Holder pursuant to the Mergers or the other transactions contemplated by the Merger Agreement;

provided, however, that (A) in the case of clauses (i) through (v), these permitted transferees must enter into a written agreement, in substantially the form of this Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the applicable Holder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the undersigned; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

2.2 Additional Purchases; Adjustments. Each Holder agrees that any shares of Parent Common Stock or Opco LP Units and any other shares of capital stock or other equity securities of Parent or Opco LP that such Holder purchases or otherwise acquires or with respect to which such Holder otherwise acquires voting power after the execution of this Agreement and prior to the expiration of the Lock-Up Period shall be subject to the terms and conditions of this Agreement to the same extent as if such shares of capital stock or other equity securities constituted Securities as of the date hereof, and such Holder shall promptly notify Parent and the Company of the existence of any such after acquired Securities. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Parent affecting the Securities, the terms of this Agreement shall apply to the resulting securities.

2.3 Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Securities in violation of this Article II shall, to the fullest extent permitted by Law, be null and void ab initio. In furtherance of the foregoing, each Holder hereby authorizes and instructs Parent to instruct its transfer agent to enter a stop transfer order with respect to all of the Securities. If any involuntary Transfer of any of any Holder’s Securities shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

ARTICLE III

AGREEMENT TO VOTE; WRITTEN CONSENT

3.1 Agreement to Vote. From the date of this Agreement until the Termination Date, each Holder irrevocably and unconditionally agrees that, at any meeting of the stockholders of Parent (whether annual or special and whether or not an adjourned or postponed meeting, however called), or in connection with any written consent of the stockholders of Parent or unitholders of Opco LP, such Holder shall:

(a) appear at such meeting or otherwise cause the applicable Securities to be counted as present thereat for purpose of establishing a quorum;

(b) vote (or execute and return an action by written consent), or caused to be voted at such meeting in person or by proxy (or validly execute and return and cause such consent to be granted with respect to), all of such Holder’s applicable Securities owned as of the record date for such meeting (or the date that any written consent is executed by such Holder) in favor of (i) adoption of the Merger Agreement; (ii) the Parent Merger and the other Transactions; (iii) any amendment and/or restatement of the Organizational Documents of Parent or any of its Subsidiaries necessary to effect the consummation of the Transactions; and (iv) any other proposals agreed to by Parent and the Company which are necessary and appropriate in connection with the Transactions or to effectuate the intent of the foregoing clauses (i) through (iii); and

(c) vote (or execute and return an action by written consent), or caused to be voted at such meeting in person or by proxy (or validly execute and return and cause such consent to be granted with respect to), all of such Holder’s applicable Securities against (i) any agreement, transaction or proposal that relates to a Parent Competing Proposal or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Mergers or matters contemplated by the Merger Agreement; (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent or any of its Subsidiaries contained in the Merger Agreement or of such Holder contained in this Agreement; (iii) any action or agreement that would reasonably be expected to result in (x) any condition to the consummation of the Mergers set forth in Article VII of the Merger Agreement not being fulfilled or (y) any change to the voting rights of any class of shares of capital stock of Parent (including any amendments to Parent’s Organizational Documents); and (iv) any other action that would reasonably be expected to impede, interfere with, delay, discourage, postpone or adversely affect any of the transactions contemplated by the Merger Agreement, including the Mergers, or this Agreement. Any attempt by such Holder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of), the Securities in contravention of this Section 3.1 shall be null and void ab initio. If such Holder is the Beneficial Owner, but not the holder of record, of any Securities, such Holder agrees to take all actions reasonably necessary to cause the holder of record and any nominees to vote (or exercise a consent with respect to) all of such Securities in accordance with this Section 3.1.

Notwithstanding anything herein to the contrary in this Agreement, this Section 3.1 shall not require any Holder to be present (in person or by proxy) or vote (or cause to be voted), any of the Securities to amend, modify or waive any provision of the Merger Agreement in a manner that reduces the amount, changes the form of the Merger Consideration payable, extends the End Date or otherwise adversely affects such Holder of the Company (in its capacity as such) in any material respect. Notwithstanding anything to the contrary in this Agreement, but subject to Section 3.2, each Holder shall remain free to vote (or execute consents or proxies with respect to) the Securities with respect to any matter other than as set forth in Section 3.1(a) and Section 3.1(c) in any manner such Holder deems appropriate, including in connection with the election of directors of the Company. The obligations of each Holder specified in this Section 3.1 shall apply whether or not the Mergers or any action described above is recommended by the Parent Board.

3.2 Agreement to Vote with Respect to Company Designated Directors. Each Holder irrevocably and unconditionally agrees that, contingent on the Effective Time having occurred prior thereto, at the 2023 annual meeting of the stockholders of New Parent such Holder shall, (a) appear at such meeting or otherwise cause the securities of New Parent received as Parent Merger Consideration with respect to the applicable Securities pursuant to the Parent Merger eligible to vote and continued to be held by such Holder (such securities then-held by such Holder, the “Post-Closing New Parent Securities”) to be counted as present thereat for purpose of establishing a quorum and (b) vote (or execute and return an action by written consent), or caused to be voted at such meeting in person or by proxy (or validly execute and return and cause such consent to be granted with respect to), all of such Holder’s applicable Post-Closing New Parent Securities in favor of the election of any director that was designated by the Company to be nominated to the Board of Directors of New Parent in accordance with Section 2.5(b) of the Merger Agreement (such directors, the “Company Designated Directors”).

3.3 Proxy. Each Holder hereby irrevocably appoints as its proxy and attorney-in-fact, Parent and any person designated in writing by Parent, each of them individually, with full power of substitution and resubstitution, to consent to or vote the applicable Securities as indicated in Section 3.1 above. Each Holder intends this proxy to be irrevocable and unconditional during the term of this Agreement and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effect the intent of this proxy, and hereby revokes any proxy previously granted by such Holder with respect to the Securities (and such Holder hereby represents that any such proxy is revocable). The proxy granted by each Holder shall be automatically revoked upon the occurrence of the earlier of the Effective Date or the Termination Date and the Company may further terminate this proxy at any time at its sole election by written notice provided to the Holders.

3.4 Agreement to Deliver Written Consent. Each Holder irrevocably and unconditionally agrees that, promptly following the time at which the Registration Statement becomes effective (and, in any event within one (1) Business Day), it shall cause the Written Consent to be executed and delivered to Parent with respect to the Securities as of the date thereof entitled to consent thereto.

3.5 No Short Sales. Each Holder agrees that, from the date of this Agreement to and including the termination of this Agreement, none of such Holder nor any person or entity acting on behalf of such Holder or pursuant to any understanding with such Holder will engage in any Short Sales with respect to securities of Parent or the Company. For the purposes hereof, “Short Sales” shall mean all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all short positions effected through any direct or indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), short or other short transactions through non-U.S. broker dealers or foreign regulated brokers, in each case, solely to the extent it has the same economic effect as a “short sale” as defined in Rule 200 of Regulation SHO under the Exchange Act.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 [Reserved.]

4.2 Further Assurances. Each Holder agrees that from and after the date hereof and until the Termination Date, such Holder shall and shall cause its Subsidiaries to take no action that would reasonably be likely to adversely affect or delay the ability to perform its respective covenants and agreements under this Agreement.

4.3 Fiduciary Duties. Each Holder is entering into this Agreement solely in its capacity as the record or Beneficial Owner of the Securities and nothing herein is intended to or shall limit or affect any actions taken by any of such Holder’s designees serving in his or her capacity as a director of Parent (or a Subsidiary of Parent). The taking of any actions (or failures to act) by such Holder’s designees serving as a director of Parent (in such capacity as a director) shall not be deemed to constitute a breach of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF HOLDER

5.1 Representations and Warranties. Each Holder hereby represents and warrants as follows:

(a) Ownership. Such Holder has, with respect to the Securities, and at all times during the term of this Agreement will continue to have, Beneficial Ownership of, good and valid title to and full and exclusive power to vote, issue instructions with respect to the matters set forth in Article III, agree to all of the matters set forth in this Agreement and to Transfer the Securities. The Securities constitute all of the shares of Parent Common Stock and Opco LP Units owned of record or beneficially by such Holder as of the date hereof. Other than this Agreement and except as set forth in the Organizational Documents of Opco LP, (i) there are no agreements or arrangements of any kind, contingent or otherwise, to which such Holder is a party obligating such Holder to Transfer or cause to be Transferred to any person any of the Securities and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Securities.

(b) Organization; Authority. Such Holder is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Such Holder has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Holder and (assuming due authorization, execution and delivery by the Company and Parent) constitutes a valid and binding agreement of such Holder, enforceable against such Holder in accordance with its terms (except in all cases as such enforceability may be limited by Creditors’ Rights), and no other action is necessary to authorize the execution and delivery by such Holder or the performance of such Holder’s obligations hereunder.

(c) No Violation. The execution, delivery and performance by such Holder of this Agreement will not (i) violate any provision of any Law applicable to such Holder; (ii) violate any order, judgment or decree applicable to such Holder or any of its affiliates; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which such Holder or any of its affiliates is a party or any term or condition of its certificate of formation, limited liability company agreement or comparable Organizational Documents, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Holder’s ability to satisfy its obligations hereunder.

(d) Consents and Approvals. The execution and delivery by such Holder of this Agreement does not, and the performance of such Holder’s obligations hereunder, require such Holder or any of its affiliates to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or Governmental Entity, except such filings and authorizations as may be required under the Exchange Act or would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Holder’s ability to satisfy its obligations hereunder.

(e) Absence of Litigation. To the knowledge of such Holder, as of the date hereof, there is no Proceeding pending against, or threatened in writing against such Holder that would prevent the performance by such Holder of its obligations under this Agreement or to consummate the transactions contemplated hereby or by the Merger Agreement, including the Mergers, on a timely basis.

(f) Absence of Other Voting Agreements. Other than pursuant to Permitted Encumbrances, none of the Securities is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with this Agreement, except as contemplated by this Agreement. None of the Securities is subject to any pledge agreement pursuant to which such Holder does not retain sole and exclusive voting rights with respect to the Securities subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

ARTICLE VI

MISCELLANEOUS

6.1 [Reserved].

6.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Securities. All rights, ownership and economic benefits of and relating to the Securities shall remain vested in and belong to each Holder, and the Company shall not have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of Parent or exercise any power or authority to direct any Holder in the voting or disposition of any Securities, except as otherwise expressly provided herein.

6.3 Disclosure. Each Holder consents to and authorizes the publication and disclosure by the Company and Parent of such Holder’s identity and holding of Securities, and the terms of this Agreement (including, for avoidance of doubt, the disclosure of this Agreement), in any press release, the Registration Statement, including the Joint Information Statement/Proxy Statement/Prospectus, as applicable, and any other disclosure document required in connection with the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement.

6.4 Termination. This Agreement (other than Section 3.2, which shall terminate immediately following the 2023 annual meeting of New Topco), shall terminate at the earliest of (i) the date the Merger Agreement is validly terminated in accordance with its terms, (ii) the Effective Time, (iii) the date of any amendment to the Merger Agreement without the prior written consent of the Holder that (A) reduces the consideration payable in the Parent Merger, on a per share of Parent Common Stock basis, (B) changes the form of consideration payable in the Parent Merger to the holders of Parent Common Stock, or (C) extends the outside date under the Merger Agreement (except if such extension is explicitly provided for in, and effected pursuant to, the Merger Agreement) and (iv) the termination of this Agreement by mutual written consent of the Company, the Holders and the Parent (such earliest date, the “Termination Date”). Neither the provisions of this Section 6.4 nor the termination of this Agreement shall relieve (x) any party hereto from any liability of such party to any other party incurred prior to such termination or (y) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement. Nothing in the Merger Agreement shall relieve any Holder from any liability arising out of or in connection with a breach of this Agreement.

6.5 Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Holders, Parent and the Company.

6.6 [Reserved.]

6.7 Extension; Waiver. At any time prior to the expiration of the termination of this Agreement in accordance with Section 6.4, the parties may, to the extent legally allowed:

(a) extend the time for the performance of any of the obligations or acts of the other party hereunder;

(b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

(c) waive compliance with any of the agreements or conditions of the other party contained herein;

provided, that, in each case, such waiver is made in writing and signed by the party (or parties) against whom the waiver is to be effective; provided, further that, following the Closing, no waiver of the agreements set forth in Section 3.2 shall be effective unless such waiver is agreed in writing by a majority of the Company Designated Directors.

Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party.

6.8 Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated.

6.9 Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“email”) (but only if confirmation of receipt of such email is requested and received; provided, that each notice party shall use reasonable best efforts to confirm receipt of any such email correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier, in each case as addressed as follows:

if to the Holders, to:

Kimmeridge Energy Management Company, LLC

412 W 15th Street

New York, NY 10011

Attention: Tamar Goldstein

Email: tamar.goldstein@kimmeridge.com

with a required copy to (which copy shall not constitute notice):

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention:     Adriana Schwartz

Email:           adriana.schwartz@srz.com

and

if to Parent, to:

Sitio Royalties Corp.

1401 Lawrence Street, Suite 1750

Denver, CO 80202

Attention:	Christopher L. Conoscenti
Brett Riesenfeld
Email:	chris.conoscenti@sitio.com
brett.riesenfeld@sitio.com

with a required copy to (which copy shall not constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:	William H. Aaronson
Michael Gilson
Email:	william.aaronson@davispolk.com
michael.gilson@davispolk.com

and

if to the Company, to:

Brigham Minerals, Inc.
5914 W. Courtyard Dr., Suite 200
Austin, Texas 78730
Attention:	Robert M. Roosa
Kari A. Potts
Email:	rroosa@brighamminerals.com
kpotts@brighamminerals.com

with a required copy to (which copy shall not constitute notice):

Vinson & Elkins LLP
845 Texas Avenue, Suite 4700
Houston, Texas 77002
Attention:	Douglas E. McWilliams
Lande Spottswood
Email:	dmcwilliams@velaw.com
lspottswood@velaw.com

6.10 No Partnership, Agency or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture, any like relationship between the parties hereto or a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

6.11 Miscellaneous. The provisions set forth in Sections 9.4 (Rules of Construction), 9.5 (Counterparts), 9.6 (Entire Agreement; Third Party Beneficiaries), 9.7 (Governing Law; Venue; Waiver of Jury Trial), 9.8 (No Remedy in Certain Circumstances), 9.9 (Assignment) and 9.11 (Specific Performance) of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

SITIO ROYALTIES CORP.

By:	/s/ Christopher L. Conoscenti
Name:	Christopher L. Conoscenti
Title:	Chief Executive Officer

[Signature Page to Voting and Support Agreement]

BRIGHAM MINERALS, INC.

By:	/s/ Kari A. Potts
Name:	Kari A. Potts
Title:	Vice President, General Counsel, Compliance Officer and Corporate Secretary

[Signature Page to Voting and Support Agreement]

HOLDER:

KMF DPM HOLDCO, LLC
CHAMBERS DPM HOLDCO, LLC

By:	/s/ Tamar Goldstein
Name:	Tamar Goldstein
Title:	General Counsel

[Signature Page to Voting and Support Agreement]